Exhibit 2

CP Ships Limited

Auditors’ report

To the shareholders’ of CP Ships Limited

      We have audited the consolidated balance sheets of CP Ships Limited as at 31st December 2001, 2000 and 1999 and the consolidated statements of income, retained earnings and cash flow for each of the three years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with Canadian and United States of America generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31st December 2001, 2000 and 1999 and the results of its operations, changes in its financial position and its cash flow for each of the three years then ended in accordance with Canadian generally accepted accounting principles.

(signed)

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada

27th February 2002, except

as to note 22(k) which is as of
28th May 2002 and
note 23 which is
as of 30th May 2002

Notice to US readers

      In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes, such as the changes described in notes 2 and 22(k) to the financial statements, that have a material effect on the comparability of the amounts disclosed in the Company’s financial statements. Our report to the shareholders dated 27th February 2002, 28th May 2002 and 30th May 2002 is expressed in accordance with Canadian reporting standards which does not require a reference in the auditors’ report to such changes when the change is properly accounted for and adequately disclosed in the financial statements.

(signed)

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada

27th February 2002

except as to note 22(k) which is as of
28th May 2002.

CP Ships Limited

Consolidated Statements of Income	Year ended 31st December

(US$ millions except per share amounts)	2001	2000	1999

Revenues
Container shipping operations	2,646	2,645	1,878
Expenses
Container shipping operations	2,068	2,037	1,458
General and administrative	363	381	281
Depreciation	74	60	47
Currency exchange loss	2	5	4
Gain on disposal of capital assets	—	(2)	(1)

	2,507	2,481	1,789

Operating income before exceptional charges	139	164	89
Spin-off related items (note 3)	(17)	—	—
Unusual charges (note 3)	(19)	—	—

Operating income	103	164	89
Interest income/(expense), net (note 4)	—	1	(4)

Income before income tax	103	165	85
Income tax expense (note 5)	(12)	(12)	(11)

Income before goodwill charges and minority interest	91	153	74
Minority interest	1	—	1

Income before goodwill charges	92	153	75
Goodwill charges, net of tax ($0)	(16)	(18)	(15)

Net income	76	135	60
Dividends on preference shares	(3)	(2)	—

Net income available to common shareholders	$ 73	$ 133	$ 60

Average number of common shares outstanding (millions) (note 15)	79.3	79.1	79.1
Earnings per common share basic (note 15)	$ 0.92	$ 1.68	$ 0.76
Earnings per common share diluted (note 15)	$ 0.91	$ 1.68	$ 0.76

Consolidated Statements of Retained Earnings

Balance, 1st January (restated, note 2 (f))	443	310	250
Net income	76	135	60
Dividends on preference shares	(3)	(2)	—
Dividends on common shares	(3)	—	—

Balance, 31st December	$513	$443	$310

CP Ships Limited

Consolidated Balance Sheets	As at 31st December

(US$ millions)	2001	2000	1999

ASSETS
Current assets
Cash and cash equivalents	116	122	61
Accounts receivable	366	392	306
Prepaid expenses	38	32	26
Loan to former affiliated company due within one year (note 7)	—	116	—
Inventory	12	14	9

	532	676	402
Capital assets (note 8)	795	536	355
Deferred charges (note 9)	14	—	—
Deposits on ships to be purchased	—	5	—
Goodwill	510	531	461

	$1,851	$1,748	$1,218

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities:
Former affiliated companies	—	15	25
Trade and other payables	505	497	415
Loans from former affiliated companies due within one year (note 10)	—	86	73
Long-term debt within one year (note 11)	15	11	14

	520	609	527
Long-term liabilities
Long-term debt due after one year (note 11)	215	21	30
Future income taxes (note 5)	8	10	7
Minority interests	8	9	5

	231	40	42
SHAREHOLDERS’ EQUITY
Common share capital (note 12)	597	63	63
Preference share capital (note 12)	—	116	—
Contributed surplus (note 12)	—	485	282
Retained earnings	513	443	310
Cumulative foreign currency translation adjustments	(10)	(8)	(6)

	1,100	1,099	649

	$1,851	$1,748	$1,218

Contingent liabilities & commitments notes 17 & 18

CP Ships Limited

Consolidated Statements of Cash Flow	Year ended 31st December

(US$ millions)	2001	2000	1999

Operating activities
Net income	76	135	60
Depreciation and goodwill charges	90	78	62
Unusual and spin-off related charges	36	—	—
Future income tax expense	—	3	2
Gain on disposal of capital assets	—	(2)	(1)
Other	1	(3)	(3)

	203	211	120
Decrease/(increase) in non-cash working capital (note 14)	7	(37)	(91)

Cash from operations before unusual and spin-off payments	210	174	29
Unusual and spin-off payments	(18)	—	—

Cash from operations	192	174	29
Financing activities
Contributed surplus	2	203	52
Return of share capital	(14)	—	—
Issue of preferred shares	—	116	—
Redemption of preferred shares	(116)	—	—
Increase in long-term debt	160	2	2
Repayment of long-term debt	(14)	(14)	(14)
Deferred charges — finance costs	(14)	—	—
Increase in loans from former affiliated companies	88	38	37
Repayment of loans from former affiliated companies	(138)	(37)	(63)
Preference dividends paid	(3)	(2)	—

Cash (outflow)/inflow from financing activities	(49)	306	14
Investing activities
Additions to capital assets	(292)	(307)	(113)
Deposits on ships to be purchased	—	(5)	—
Acquisition of businesses	—	(61)	—
Proceeds from disposal of capital assets	15	70	5
Proceeds from disposal of investments	12	—	—
Increase in loans to former affiliated company	—	(116)	—
Repayment of loans to former affiliated company	116	—	31

Cash (outflow) from investing activities	(149)	(419)	(77)
(Decrease)/increase in cash and cash equivalents*	(6)	61	(34)
Cash and cash equivalents at beginning of year	122	61	95

Cash and cash equivalents at end of year	$ 116	$ 122	$ 61

Additional information
Taxes paid	$ 12	$ 13	$ 9
Interest paid	$ 7	$ 5	$ 7

*	Cash and cash equivalents comprises cash and temporary investments with a maximum maturity of three months.

CP Ships Limited

Notes to the Consolidated Financial Statements

(Unless otherwise indicated, all amounts are shown in US$ millions)

1.  REORGANIZATION

      Prior to 1st October 2001, CP Ships Holdings Inc (“CPSHI”) was the wholly owned holding company of Canadian Pacific Limited’s (“CPL”) container shipping interests. On 1st October 2001, as part of a Plan of Arrangement, CPL distributed its interests in CPSHI to a newly created subsidiary company, CP Ships Limited (“CP Ships”). CPL then distributed its investment in CP Ships to its common shareholders on the basis of one new common share in CP Ships for four old CPL common shares. Where appropriate, share numbers in the financial statements reflect the effect of the share consolidation applied retroactively. As both CPSHI and CP Ships were under the control of CPL at the time, the transactions have been accounted for in a manner similar to a pooling-of-interests and the historical financial information of CPSHI has become the historical financial information of the now publicly held CP Ships.

      In 2001, prior to the reorganization, CPSHI paid a return of capital to CPL of $14 million and issued shares to CPL valued at $61 million as consideration for the transfer of shipping related affiliates and other assets from CPL to CP Ships.

      To mark the company’s spin-off from CPL, each employee (where legally permitted) was awarded $1,000 worth of shares. A total of 398,026 shares was issued from treasury for this Launch Award and no compensation expense was recorded.

2.  SIGNIFICANT ACCOUNTING POLICIES

      These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in certain respects from United States generally accepted accounting principles (“US GAAP”). A reconciliation of significant measurement differences between Canadian and US GAAP has been included in note 22.

(a)  Basis of consolidation

      The consolidated financial statements include CP Ships and the operations of all of its subsidiary companies from the date of acquisition until the date of disposal.

      CP Ships’ share of the results and net assets of 50% joint ventures is proportionately consolidated in the consolidated statements of income, retained earnings and cash flows and the consolidated balance sheets.

(b)  Revenue and cost recognition

      Revenue and costs directly attributable to loaded container movements are recognized when delivery of the container is completed. Other revenue is accounted for on completed service delivery and other costs are accounted for when incurred.

(c)  Use of estimates

      The preparation of financial statements requires that management make estimates in reporting the amounts of certain revenues and expenses for each financial year and certain assets and liabilities at the end of each financial year. Actual results may differ from these estimates.

(d)  Income taxes

      Effective 1st January 2000, CP Ships adopted, retroactively without restating prior years, the new recommendations of The Canadian Institute of Chartered Accountants (“CICA”) with respect to accounting for income taxes. The new recommendations adopted the liability method for providing for income taxes. Under this

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)  Income taxes (continued)

method, future tax assets and liabilities are recognized based on differences between the basis of assets and liabilities used for financial statement and income tax purposes, using substantively enacted tax rates. The effect on 2000 earnings from adopting these changes was immaterial.

      Previously, income taxes were provided for based on the deferral method. Under this method, deferred income taxes are computed by applying current tax rates to all significant timing differences between accounting and taxable income. The resulting deferred income tax balances were not adjusted for subsequent changes in tax rates.

(e)  Earnings per common share

      Basic earnings per common share are calculated using the weighted average number of common shares outstanding in the year.

      The dilutive effect of outstanding stock options is reflected in diluted earnings per share by application of the treasury stock method, which assumes proceeds received from the exercise of stock options are used to purchase common shares at the average market price during the period. The resulting incremental shares are included in the denominator of the diluted earnings per share calculation.

(f)  Capital assets

      Capital assets are stated at cost less depreciation.

      Depreciation on ships is calculated on a straight-line basis at rates to reduce the book value of each ship to its estimated residual value by the end of its estimated useful life in the company’s business. The estimated useful life of a ship is calculated as the remaining period of a 25 year life.

      Major additions, replacements and capital improvements to ships are depreciated over the estimated remaining useful life of the ship.

      Dry docking and special survey costs are deferred and amortized over the dry docking cycle, typically between two to five years. Any unamortized cost is written off on the disposal of the relevant ship. Prior to 1st January 2000, dry docking costs were accounted for on an accrual basis. The financial statements for 1999 were restated retrospectively to reflect the change in accounting policy. The effect of this change was to increase net income by $6 million in the year ended 31st December 2000 and $2 million in the year ended 31st December 1999.

      Containers are depreciated on a straight-line basis over 12 years to their estimated residual values.

      Furniture and equipment is fully depreciated on a straight-line basis over the estimated service lives of the assets (maximum ten years).

      Computer hardware and software is fully depreciated on a straight-line basis over three to five years from the date that it is brought into use. Costs directly associated with developing or obtaining internal-use computer software are capitalized.

      Trucking equipment is fully depreciated on a straight-line basis over the estimated service lives of the assets (maximum ten years). Owned automobiles are depreciated on a straight-line basis over four years.

      Buildings are fully depreciated on a straight-line basis over the estimated useful lives (maximum 50 years). Land is not depreciated.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)  Capital assets (continued)

      Leasehold improvements are amortized over the lesser of the remaining term of the leases or ten years.

      Terminal equipment is depreciated on a straight-line basis over three to 30 years.

      When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and the remaining balance, net of any proceeds from sale or salvage value, is reflected in the results from operations.

(g)     Leases

      Leases are classified as either capital or operating. Those leases which transfer substantially all the benefits and risks of ownership of property to CP Ships are accounted for as capital leases.

      Capital leases are accounted for as assets and are fully amortized on a straight-line basis over the period of the relevant lease. Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year, otherwise the principal is included in amounts due after one year. The capitalized lease obligation reflects the present value of future lease payments. The finance element of the lease payments is charged to income over the term of the lease.

      Operating lease costs are charged to income on a straight-line basis.

(h)  Goodwill

      Goodwill represents the excess of the fair value of consideration paid over the fair value of net assets acquired and is amortized to income over a period of 35 years. CP Ships evaluates the carrying value of goodwill for possible impairment on an annual basis. Goodwill is written down to fair value when declines in value are considered to be other than temporary, based upon expected operating performance of the relevant subsidiary.

(i)  Foreign currency translation

      Revenue and expense items and other transactions denominated in foreign currencies are recorded in United States Dollars, which is the functional currency of CP Ships, at the exchange rates in effect on the dates of the related transactions. Monetary assets and liabilities denominated in foreign currencies are translated into United States Dollars at the year-end rates of exchange. Except for unrealized gains and losses on long-term monetary liabilities, which are deferred and amortized to income over the period to maturity of the related debt, foreign currency gains and losses arising from realization or remeasurement of foreign currency denominated monetary assets and liabilities are recognized in income as incurred.

      The financial statements of subsidiary companies denominated in currencies other than United States Dollars, which are all considered to be self sustaining, are translated into United States Dollars using year-end rates of exchange for assets and liabilities and the average rates in effect for the year for revenues and expenses. Exchange gains or losses arising from such translation are deferred and included under Shareholders’ equity as foreign currency translation adjustments.

(j)  Employee future benefits

      The costs of pensions are actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Market related values are used for calculating the expected return on plan assets. The projected

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)  Employee future benefits (continued)

benefit obligation is discounted using a market interest rate at the beginning of the year on high quality corporate debt instruments.

      Pension expense includes the cost of pension benefits earned during the year, the interest cost on pension obligations, the expected return on pension plan assets, settlement gains, the amortization of the net transitional asset, the amortization of adjustments arising from pension plan amendments, and the amortization of the excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the market related value of plan assets. The amortization period covers the expected average remaining service lives of employees covered by the various plans.

      Effective 1st January 2000, CP Ships adopted the new recommendations of the CICA for accounting for employee benefits. The effect on 2000 earnings from adopting these changes prospectively was immaterial. The principal difference between the new recommendations and the accounting policy applied previously was in the choice of discount rate used for computing benefit obligations.

      For defined contribution plans, pension costs generally equal plan contributions due during the year.

(k)  Derivative financial instruments

      Hedging instruments are utilized by CP Ships to manage its exposure relating to foreign currency exchange rates. Payments or receipts under these contracts are recognized in income concurrently with the hedged transaction and the fair values of the outstanding contracts are not reflected in the financial statements.

(l)  Stock based compensation

      CP Ships has stock based compensation plans described in note 13, under which stock options and stock appreciation rights (SARs) are granted to directors and certain key employees or have been granted to former CPL employees as part of the demerger.

      Compensation expense is not recognized for stock options. Any consideration paid by employees on the exercise of stock options is credited to share capital. In the event options are cancelled, no adjustment is made to share capital and no expense is recognized.

      Compensation expense is recognized for exercisable SARs for the excess of the market value of a common share over the related option price.

(m)  Restructuring costs

      Restructuring costs are recorded in the year detailed exit and restructuring plans are approved. Provisions for restructuring costs are recorded in liabilities.

(n)  Comparative figures

      Certain comparatives have been reclassified to conform with the presentation adopted in the current year.

(o)  New Canadian accounting pronouncements

      CICA 3870, “Stock based compensation and other stock based payments” was issued on 13th November 2001 and will be effective for awards granted after 31st December 2001. The new rules require compensation expense to be calculated using the fair value method and either expensed to income or the effect disclosed in the

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o)  New Canadian accounting pronouncements (continued)

notes to the financial statements. The impact of implementing this new standard on CP Ships financial position and results of operations is not yet determinable.

      CICA 3062, “Goodwill and other intangible assets” was issued in August 2001 and will be effective for CP Ships for years beginning 1st January 2002 and will be applied prospectively. CICA 3062 requires that goodwill no longer be amortized, but instead be subject to an impairment test at least annually. CP Ships is in the process of preparing for the adoption of CICA 3062 and is making the determinations as to what its reporting units are and what amounts of goodwill, other assets and liabilities should be allocated to those reporting units. CP Ships has not yet determined what effect, if any, the impairment test will have on its earnings and financial position. The impact of not amortizing goodwill for the year ended 31st December 2001 would have been to increase net income by $16 million and increase basic and diluted earnings per share by $0.20.

      CICA 1650, “Foreign currency translation” will be effective 1st January 2002. CP Ships will retroactively adopt a change in the accounting rules for the treatment of foreign exchange gains and losses. These changes have not been applied to these statements. The new rules will no longer allow for the deferral and amortization of foreign exchange gains and losses on long-term debt. As the majority of CP Ships’ debt is denominated in United States Dollars, this change will not have a material effect on its financial statements.

      CICA AcG-13 “Hedging Relationship” is effective for fiscal years beginning 1st July 2002 and specifies new criteria for applying hedging accounting. CP Ships is assessing the impact that this guidance will have on its financial position and results of operations.

3.     EXCEPTIONAL CHARGES

      The exceptional charges incurred in 2001 comprise:

(a)	Spin-off related items of $17 million for professional fees and other expenses associated with the company’s demerger from CPL including $10 million for the cost of terminating a cash-based long-term incentive plan (“LTIP”) by converting it into restricted stock awards. The total value of shares required to terminate LTIP was $22 million. The amount of $10 million included in the exceptional charge, together with an $8 million provision charged for the year ended 31st December 2000 for LTIP earned to that date allowed for the purchase on the market of CP Ships’ shares at a value of $18 million. Shares valued at $4 million were issued from treasury. The shares are held by an irrevocable trust which was established to settle the company’s obligations under the LTIP termination arrangements.

(b)	Unusual charges of $19 million for the restructuring of organization and offices, mainly in Europe and North America, during 2001 and 2002. The charges include the cost of employee severance and redundant office leases and $5 million had been paid at 31st December 2001.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

4.     INTEREST INCOME/(EXPENSE)

	2001	2000	1999

Long-term debt	(6)	(4)	(7)
Short-term debt	(1)	(1)	—

Total interest payable	(7)	(5)	(7)
Interest income	7	6	3

Net	$—	$ 1	$(4)

5.  INCOME TAXES

      Taxation in these financial statements arises from the activities of CP Ships’ trading companies. The company has three principal operating subsidiaries, Lykes Lines Limited, LLC (“Lykes Lines”), TMM Lines Limited, LLC (“TMM Lines”) and CP Ships (UK) Limited.

      Lykes Lines and TMM Lines have the taxation attributes of their Bermudian parents and hence have low rates of tax. CP Ships (UK) Limited (formerly Contship Containerlines Limited) entered with effect from 1st January 2001 the UK Tonnage Tax regime under which taxation is based on the tonnage of qualifying ships employed in the business, rather than profits. As part of the Plan of Arrangement described in note 1, the business and assets of each of ANZDL, Canada Maritime and Cast were transferred to CP Ships (UK) Limited on 27th September 2001 and became part of the Tonnage Tax regime with effect from that date. Previously, the business and assets had been owned by Bermudian companies which had received exemption from taxation in Bermuda. Lykes Lines, TMM Lines and CP Ships (UK) Limited are also subject to taxation in certain countries on their operations in those countries and, through their subsidiaries, on the income of their agency and other operations, such as haulage.

      Racine Terminal (Montreal) Company and Cast Terminal Company are taxed in Canada.

	2001	2000	1999

Income tax expense
Current	12	9	9
Future	—	3	2

Total	$12	$12	$11

      The difference between the income tax expense and the provision obtained by applying the Canadian statutory tax rate is as follows:

	2001	2000	1999

Provision at Canadian statutory rates	38	74	46
Foreign tax rate differentials	(23)	(51)	(34)
Effect of tonnage tax	(7)	—	—
Prior year items	1	(1)	—
Other	3	(10)	(1)

Income tax expense	$ 12	$ 12	$ 11

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

5.  INCOME TAXES (Continued)

      The provision for future income taxes arises from differences in the recognition of revenues and expenses for income tax and accounting purposes. The temporary differences comprising the future income tax liability are:

	2001	2000	1999

Future income tax liabilities
Capital assets carrying value in excess of tax basis	7	8	5
Other items	1	2	2

Total	$8	$10	$7

6.  BUSINESS ACQUISITIONS

      In January 1999, CPSHI completed the formation of the Americana Ships Limited (“Americana Ships”) joint venture with Transportación Maritima Mexicana S.A. de C.V. (TMMsa). CPSHI contributed its holdings of shares in Lykes Lines, Ivaran Lines Limited and Contship (Med-Gulf) Limited to Americana Ships in exchange for 50% of the issued shares of Americana Ships. TMMsa contributed all of its liner shipping business, also for 50% of the issued shares of Americana Ships.

      During 2000, CPSHI completed the acquisition of the 50% of the shares in the Americana Ships joint venture that was owned by TMMsa and acquired full ownership of Americana Ships’ container shipping services. The transaction was accounted for as a purchase; goodwill amounted to $84 million, representing the difference between the consideration and the fair value of the net assets acquired.

      Other businesses acquired in 2000, also accounted for as purchases, gave rise to goodwill of $9 million.

      The acquisitions have been accounted for as follows:

	2001	2000	1999

Total assets acquired other than goodwill	—	135	—
Goodwill	—	93	—
Total liabilities	—	(167)	—

Total	$—	$ 61	$—

      Consideration was paid in cash.

7.  LOAN TO FORMER AFFILIATED COMPANY

      In 2000, CPSHI made a loan of Cdn$175 million ($116 million) to Canadian Pacific Securities (Ontario) Limited, a former affiliate, at a floating interest rate, payable quarterly. The loan was repaid during 2001.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

8.  CAPITAL ASSETS

	2001	2000	1999

Ships
Cost	640	398	182
Accumulated depreciation	(114)	(87)	(71)

	526	311	111

Containers
Cost	135	146	191
Accumulated depreciation	(44)	(36)	(35)

	91	110	156

Terminal equipment and other
Cost	119	102	99
Accumulated depreciation	(53)	(48)	(43)

	66	54	56

Computer hardware and software
Cost	162	98	59
Accumulated depreciation	(50)	(37)	(27)

	112	61	32

Total cost	1,056	744	531
Total accumulated depreciation	(261)	(208)	(176)

Net book value	$ 795	$ 536	$ 355

      At 31st December 2001 assets held under capital leases included in the above had a cost of $104 million (2000: $106 million, 1999: $98 million) and accumulated depreciation of $59 million (2000: $54 million, 1999: $45 million).

      Ships with a net book value of $301 million at 31st December 2001 (2000 and 1999: $0 million) were pledged as security against bank and other loans and buildings with a net book value of $3 million (2000 and 1999: $2 million) were mortgaged as security against long-term loans.

9.     DEFERRED CHARGES

      Deferred charges represent $14 million (2000 and 1999: $0) of costs related to the arrangement of new facilities and the renegotiation of other arrangements. These costs are amortized evenly over the periods of the underlying arrangements which end ranging from 2005 to 2012.

10.     LOANS FROM FORMER AFFILIATED COMPANIES DUE WITHIN ONE YEAR

	2001	2000	1999

CP (Bermuda) Limited	—	37	37
CPL	—	31	36
Canadian Pacific Securities (Ontario) Limited	—	11	—
Canadian Pacific Finance Ireland	—	7	—

	$—	$86	$73

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

10.     LOANS FROM FORMER AFFILIATED COMPANIES DUE WITHIN ONE YEAR (Continued)

      The loan from CP (Bermuda) Limited of $37 million at 31st December 2000 was interest free and repayable on demand and was cancelled in 2001 upon the acquisition of CP (Bermuda) Limited by CPSHI as part of the reorganization described in note 1.

      The loan from CPL of $31 million outstanding at 31st December 2000 was interest free and repayable on demand. It was repaid during 2001.

      The loan from CPL of $36 million outstanding at 31st December 1999 was interest free and repayable on demand. It was repaid during 2000.

      The loans from Canadian Pacific Securities (Ontario) Limited of $11 million at 31st December 2000 bore variable rates of interest, were repayable on demand and were repaid during 2001.

      The loans from Canadian Pacific Finance Ireland of $7 million at 31st December 2000 were for a fixed period of 180 days and carried a fixed interest rate of 6.5%. They were repaid during 2001.

11.     LONG-TERM DEBT

	2001	2000	1999

Bank loan	160	—	—
Long-term loans	52	2	2
Capital leases	18	30	42

	230	32	44
Amounts due within one year	(15)	(11)	(14)

Amounts due after one year	$215	$21	$30

      The bank loan represents amounts drawn on a $175 million revolving credit facility that is committed to August 2005 with a $50 million step down in August 2004. A second revolving credit facility of $250 million was entered into in December 2001. This is committed to December 2006, with a 25% step down in December 2005. Both facilities are secured by certain owned ships and bear interest at a margin over LIBOR which depends on the facilities’ credit rating. As at 31st December 2001 the margins were 1.05% and 1.40% respectively.

      Long-term loans comprises $1 million repayable up to 2008 and bearing interest at LIBOR plus 2.625% secured on an office building and $51 million repayable up to 2008 bearing interest at 6.71% secured on ships.

      The bank loan and long-term loans are subject to covenants which are customary for these types of facility. As at 31st December 2001 CP Ships was in compliance with these covenants.

      Aggregate maturities of the bank loan and long-term loans for the five years subsequent to 31st December 2001 are as follows:

2002	7
2003	7
2004	42
2005	133
2006	8
Thereafter	15

Total	$212

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

11.     LONG-TERM DEBT (Continued)

      The capital leases consist of container leases of $18 million (2000: $29 million, 1999: $41 million) and automobile leases of $0 (2000 and 1999: $1 million).

      The capital leases are repayable in monthly installments ending between 2002 and 2005 and are secured on the leased equipment. Obligations under capital leases bear fixed interest rates, which range from 6% to 13%. Interest expense on such leases amounted to $3 million (2000 and 1999: $4 million).

      Capital lease commitments over the next five years and thereafter are as follows:

2002	9
2003	5
2004	5
2005	1

Total minimum lease payments	20
Less: imputed interest	(2)

Present value of minimum lease payments	18
Less: current portion	(7)

Long-term portion of capital lease obligation	$11

Financial assets and liabilities

      Short-term financial assets and liabilities are valued at their carrying amounts as presented in the consolidated balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

      The fair value of third-party long-term debt has been estimated based on rates currently available to CP Ships for long-term borrowing with similar terms and conditions to those borrowings in place at the balance sheet date. There is no material difference between the carrying value and the fair value of third-party long-term debt.

      CP Ships does not believe that there are any significant concentrations of credit risk.

Forward foreign currency exchange contracts

      CP Ships is exposed to changes in exchange rates on future cost streams denominated in certain currencies other than United States Dollars. To manage these exposures, CP Ships enters into hedges as it deems appropriate, to cover some or all of its anticipated net exposure, which is principally to Canadian Dollars, British Pounds and Euros.

      At 31st December 2001, CP Ships did not have any outstanding forward foreign exchange hedges in place. At 31st December 2000, CP Ships had entered into forward foreign exchange contracts to sell approximately $131 million (1999: $167 million) and the unrealized gain/loss on these forward foreign currency exchange contracts at that date not recognized in income was $0 (1999: unrealized gain $5 million).

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

12.     SHARE CAPITAL AND CONTRIBUTED SURPLUS

      On 1st October 2001, as described in note 1, CPL distributed its interests in CPSHI to CP Ships. CPL then distributed its investment in CP Ships to its common shareholders. On 1st January 2002, CPSHI amalgamated with CP Ships.

	2001	2000	1999

Issued share capital of CP Ships:
79,969,095 common shares — no par value	$597	$—	$—
Issued share capital of CPSHI:
871,007,155 common shares — no par value	$—	$63	$63
175,000 redeemable, cumulative preference shares	$—	$116	$—

      The authorized share capital of CP Ships is an unlimited number of common shares and an unlimited number of preference shares.

      An analysis of CP Ships common shares is as follows:

	Number	$ million

Balance, 1st January 2001	—	—
New issue	79,127,044	597
Issued under Launch Award, stock option plans and LTIP buy-out	842,051	—

Balance, 31st December 2001	79,969,095	$597

      During 2001, and prior to CPL’s disposal of CPSHI to CP Ships, CPL provided an additional $2 million as contributed surplus, and CPSHI subsequently increased its stated share capital in the amount of its $487 million contributed surplus. CPSHI also returned $14 million of share capital to CPL, redeemed the 175,000 redeemable cumulative preference shares and issued 400 common shares to CPL at a value of $61 million as consideration for the transfer of shipping related affiliates and other assets from CPL.

      During 2000, capital totalling $203 million was contributed by CPL to CPSHI to fund the purchase of the remaining 50% of Americana Ships, the purchase of ships and the repayment of certain loans owed to CPL. No shares were issued in respect to these transactions.

      In addition in 2000, CPSHI issued preference shares of Cdn$175 million ($116 million) to, and the related proceeds were lent back to, an affiliated company (note 7). The preference shares carried a floating cumulative dividend based on the bankers acceptance rate plus 30 basis points. The preference shares were redeemed in 2001 and the loan repaid.

      During 1999 additional capital totalling $52 million was contributed to finance the repayment of certain loans owed to CPL and to provide additional capital. No shares were issued in respect of these transactions.

Shareholder Rights Plan

      On 30th July 2001, CP Ships adopted a Shareholder Rights Plan (the “Rights Plan”) which became effective 1st October 2001. The Rights Plan is designed to provide CP Ships with sufficient time to explore and develop alternatives for maximizing shareholder value in the event of a take-over bid and to provide all shareholders with an equal opportunity to participate in the bid.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

13.     STOCK OPTIONS

      Under the CP Ships Employee Stock Option Plan (“ESOP”) and Directors Stock Option Plan (“DSOP”) options may be granted to key employees and directors to purchase CP Ships common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised on a date or dates set by the Board of Directors and expires ten years after the grant date.

Transition of CPL Option Plan

      On the effective date of the Plan of Arrangement described in note 1, outstanding options under the CPL Key Employee Stock Option Plan (“KESOP”) were replaced pro-rata with new options under the new option plans of the five separately-listed companies, including CP Ships. Accompanying stock appreciation rights (“SARs”) equivalent to one-half of the number of shares under option were replaced in a similar manner. An SAR entitles the holder to receive payment of an amount equal to the excess of the market value of a common share at the exercise date over the related option price. Former CPL employees’ options over CP Ships shares may be exercised after two years from the original grant date under KESOP in respect to one-half of the number of shares and after three years in respect to the balance and expire ten years after the original grant date. SARs may be exercised no earlier than three years and no later than ten years after the grant date.

      Where an option has been exercised by a former CPL employee as to one-half the number of shares to which it relates, any further exercises reduce the number of SARs granted on a one-for-one basis. At all times, the exercise of an SAR reduces the number of shares under an option on a one-for-one basis.

      In the event of a change in control of CP Ships, all outstanding options and SARs under all plans become immediately exercisable.

      At 31st December 2001, 2,453,429 shares (2000 and 1999: nil) were available for the granting of future options under the stock option plans out of the 6,158,000 currently authorized.

      Details of the stock options outstanding are as follows:

		2001		2000 and 1999
	2001	Weighted Average	2000 and 1999	Weighted Average
	Number of	Exercise Price	Number of	Exercise Price
	Options	$ Per Share	Options	$ Per Share

Outstanding at beginning of the year	—	—	—	—
Granted to former CPL employees under the Plan of Arrangement	548,983	4.052	—	—
Granted under:
ESOP	3,116,000	7.840	—	—
DSOP	48,000	7.840	—	—
Exercised	(51,051)	4.205	—	—
Cancelled	(8,412)	4.141	—	—

Outstanding at the end of the year	3,653,520	7.332	—	—

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

13.     STOCK OPTIONS (Continued)

      Details as at 31st December 2001 (none outstanding at 31st December 2000 and 31st December 1999) of the stock options outstanding by year of expiry were as follows:

		2001	2001		2001
	2001	Exercise	Weighted Average	2001	Weighted Average
Year of	Number of	Price Range	Exercise Price	Number	Exercise Price
Expiry	Options	$ Per Share	$ Per Share	Exercisable	$ Per Share

2002	6,904	2.491	2.491	6,904	2.491
2003	35,763	2.695 - 3.040	2.979	35,763	2.979
2004	23,481	2.849	2.849	23,481	2.849
2005	42,011	3.219 - 3.270	3.221	42,011	3.221
2006	—	—	—	—	—
2007	75,206	4.842 - 5.097	4.845	75,206	4.845
2008	9,400	4.529 - 5.493	4.852	9,400	4.852
2009	137,445	4.075	4.075	137,445	4.075
2010	159,310	4.235 - 5.231	4.297	159,310	4.297
2011	3,164,000	7.840	7.840	—	—

	3,653,520	2.491 - 7.840	7.332	489,520	4.046

      During 2001, $0.7 million was charged to compensation expense for SAR’s, and $0.2 million was credited to common share capital for options exercised.

14.     CHANGES IN NON-CASH WORKING CAPITAL BALANCES

	2001	2000	1999

Decrease/(increase) in current assets:
Accounts receivable	26	(86)	(50)
Prepaid expenses	(6)	(6)	(5)
Inventory	2	(5)	(5)

	22	(97)	(60)
(Decrease)/increase in current liabilities:
Accounts payable and accrued liabilities	(25)	72	(7)
Decrease/(increase) in non-cash working capital balances from the acquisition and sale of businesses and joint ventures	—	(24)	(4)
Decrease/(increase) in non-cash working capital balances transferred in from shipping-related affiliates prior to spin-off (note 1)	9	—	—
Other changes in non-cash working capital balances	1	12	(20)

Total	$7	$(37)	$(91)

15.     EARNINGS PER SHARE

      Basic and diluted earnings per share are shown on the income statement. Basic and diluted earnings per share have been calculated using net income available to common shareholders divided by 79.3 million and 79.9 million shares respectively for 2001 and 79.1 million and 79.2 million shares respectively for 2000 and 1999.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

15.     EARNINGS PER SHARE (Continued)

      The basic and diluted earnings per share figures for 2000 and 1999 have been restated as if the shares and options outstanding at the spin-off date (note 1) had been in place for 2000 and 1999.

Millions of shares	2001	2000	1999

Weighted average number of common shares outstanding
— basic earnings per share	79.3	79.1	79.1
Effect of dilutive securities — stock options	0.6	0.1	0.1

Weighted average number of common shares outstanding
— diluted earnings per share	79.9	79.2	79.2

16.  RELATED PARTY TRANSACTIONS

      Container shipping operating expenses included $90 million for 2001 (2000: $127 million, 1999: $110 million) in relation to services provided by parties who were related at the times of the transactions, mainly inland transportation costs paid to Canadian Pacific Railway, which charges were established on normal commercial terms. There were dividends on preference shares paid to a former affiliated company amounting to $3 million in 2001 (2000: $2 million, 1999: $0).

      Forward foreign currency exchange contracts referred to in note 11 included contracts with CPL. As at 31st December 2001, CP Ships had no such contracts with any affiliated companies (2000: $47 million, 1999: $92 million). As at 31st December 2001, the unrealized gain/loss on these contracts not recognized in income was $0 (31st December 2000: unrealized gain/loss $0, 31st December 1999: unrealised gain $7 million).

17.  CONTINGENT LIABILITIES

      At 31st December 2001 CP Ships had bank and other guarantees given in the normal course of business of $1 million (2000: $4 million, 1999: $2 million).

      During the normal course of business activity, CP Ships and its subsidiaries are occasionally involved in litigation proceedings. Two actions totalling approximately Belgian Francs 3,876 million ($87 million) were initiated in Belgium in 1999 against CP Ships and certain of its subsidiaries relating to termination of contracts for stevedoring and related services. One action for Belgian Francs 298 million ($7 million) was withdrawn in January 2002 at no cost to CP Ships. CP Ships intends to defend vigorously the remaining action. CP Ships and its subsidiaries do not believe they will incur any liability in this action and accordingly, no provision has been made in the financial statements with respect to this matter other than for legal costs.

18.  COMMITMENTS

(a)  Capital expenditures

      CP Ships has capital commitments at 31st December 2001 of $395 million, principally in respect to shipbuilding contracts, of which $225 million falls due in 2002 and $170 million in 2003.

(b)  Operating leases

      CP Ships utilizes ships, containers and other equipment and occupies premises under non-cancellable operating leases.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

18.  COMMITMENTS (Continued)

(b)  Operating leases (continued)

      Rent expense under operating leases:

	2001	2000	1999

Ships	308	308	221
Containers	132	124	76
Other	18	17	12

	$458	$449	$309

      CP Ships has commitments under operating leases, including obligations under time charters which include certain ship operating expenses, and under long-term bareboat charters, two of which expire in 2008 and two in 2012. The commitments in each of the next five years and thereafter are:

2002	203
2003	93
2004	62
2005	46
2006	32
2007 and thereafter	149

$585

19.  PENSIONS

      CP Ships operates a number of defined contribution and defined benefit pension plans throughout the world.

      Defined benefit plans are based principally on years of service and compensation levels near retirement. Annual contributions to these plans, which are based on various actuarial cost methods, are made on the basis of not less than the minimum amounts required by national, federal or provincial pension supervisory authorities.

      Net benefit plan expense for each year for such defined benefit plans includes the following components:

	2001	2000	1999

Service cost — benefits earned during the year	1	1	1
Interest cost on projected benefit obligation	4	5	3
Expected return on pension fund assets	(4)	(5)	(4)
Amortization of transition asset	—	(1)	—
Recognized net actuarial loss	4	—	—
Amount not recognized due to limitation	(3)	1	1

Net benefit plan expense	$ 2	$ 1	$ 1

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

19.  PENSIONS (Continued)

      Information about changes in CP Ships’ defined benefit plans is as follows:

	2001	2000

Change in benefit obligation
Benefit obligation at start of year	85	57
Effect of change in accounting policy	—	2
Service cost	1	1
Interest cost	4	5
Amendments	(2)	—
Plan participants’ contributions	—	1
Actuarial loss/(gain)	(16)	6
(Settlement)/acquisition	(38)	21
Benefits paid	(1)	(7)
Exchange rate fluctuation	(1)	(1)

Benefit obligation at end of year	$ 32	$ 85

Change in plan assets
Fair value of assets at start of year	83	62
Actual return on plan assets	(21)	6
(Settlement)/acquisition	(38)	19
Employer contributions	2	3
Plan participants’ contributions	—	1
Benefits paid	(1)	(7)
Exchange rate fluctuation	—	(1)

Fair value of plan assets at end of year	$ 25	$ 83

      Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect to plans that are not fully funded:

	2001	2000	1999

Funded status	(7)	(2)	5
Unrecognized transition asset	—	(1)	(1)
Unrecognized net actuarial loss	8	5	2
Unrecognized prior service cost	(2)	—	—
Amount not recognized due to limitation	(2)	(5)	(6)

(Accrued) benefit cost	$(3)	$(3)	$—

Weighted-average assumptions as of 31st December
Discount rate	6.5%	6.7%	7.1%
Expected return on plan assets	7.2%	6.9%	7.0%
Rate of compensation increase	4.9%	4.6%	4.5%

      CP Ships also has defined contribution plans. The net expense for such plans was $4 million in both 2001 and 2000 and $3 million in 1999.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

20.  SEGMENT INFORMATION

      CP Ships provides regional containerized ocean and related inland transportation services across the world in various trade lanes.

      CP Ships manages its business by aggregating its container shipping services into the four major markets that it serves, namely TransAtlantic, Australasia, Latin America and Asia. Container shipping services in other regions and services ancillary to container shipping are separately aggregated. Accordingly, CP Ships has five reportable segments.

      Revenue and all operating expenses are either directly related to the activity in a segment or are centrally managed and are allocated across the segments.

      CP Ships does not analyze or manage its assets by segment and consequently no segmented analysis of assets is presented. It is impractical to obtain an analysis of revenue by customers’ countries of domicile. CP Ships does not rely on any single major customer or group of major customers. No customer accounts for more than 10% of CP Ships’ revenue.

	2001	2000	1999

Revenues
TransAtlantic	1,323	1,406	977
Australasia	549	574	547
Latin America	244	242	137
Asia	435	337	154
Other	95	86	63

Total Revenues	$2,646	$2,645	$1,878

Expenses
TransAtlantic	1,244	1,317	936
Australasia	520	551	511
Latin America	216	224	141
Asia	448	317	149
Other	79	72	52

Total Expenses	$2,507	$2,481	$1,789

Operating Income before exceptional charges
TransAtlantic	79	89	41
Australasia	29	23	36
Latin America	28	18	(4)
Asia	(13)	20	5
Other	16	14	11

Total Operating Income before exceptional charges	$ 139	$ 164	$ 89

      “Other” includes smaller regional markets, terminal operations and services ancillary to container shipping.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

20.  SEGMENT INFORMATION (Continued)

      Depreciation included in expenses:

	2001	2000	1999

TransAtlantic	44	40	30
Australasia	6	8	8
Latin America	5	3	2
Asia	8	4	2
Other	11	5	5

Total	$74	$60	$47

      Geographical analysis of capital assets and goodwill:

	2001	2000	1999

Canada	36	35	40
United States	85	37	12
Other Countries	57	43	36
Ships(1)	526	311	111
Containers(1)	91	110	156
Goodwill(1)	510	531	461

	$1,305	$1,067	$816

(1)	None of the ships, containers or goodwill are located in a particular country.

21.  AMERICANA SHIPS JOINT VENTURE

      In January 1999, CPSHI completed the formation of a joint venture with TMMsa (see note 6).

      CPSHI’s share of the American Ships joint venture assets and the result for the year to 31st December 1999 are summarized below:

Balance sheet
Current assets	127
Long term assets	153

$ 280

Short term liabilities	142
Long term liabilities	53
Equity	85

$ 280

Statement of Earnings
Operating revenue	502
Operating expenses	(518)

Loss for the year	$ (16)

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

21.	AMERICANA SHIPS JOINT VENTURE (Continued)

Statement of Cash Flows
Cash flows resulting from:
Operating activities	(8)
Financing activities	46
Investing activities	(35)

Increase in cash resources	$ 3

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES

Summary of differences

      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ in certain respects from United States generally accepted accounting principles (“US GAAP”). The material differences are described below along with their effect on CP Ships’ Consolidated Statements of Income, Retained Earnings, Consolidated Balance Sheets and Consolidated Statements of Cash Flow.

(a)  Change in accounting policy — dry docks

      The effect of a change in accounting policy for dry dock costs in 2000 has been reflected by retrospectively restating the previous years’ Canadian GAAP financial statements. Under US GAAP, the cumulative effect of this change has been reported in the 2000 income statement.

      The effect of this change in 2000 on income before cumulative effect of change in accounting principles and on net income as determined in accordance with US GAAP was an increase to net income of $6 million, and an increase in basic earnings per share of $0.08. If the defer and amortize method had been applied retroactively for US GAAP the 1999 basic earnings per common share would have increased by $0.03 from the amounts presented in the US GAAP reconciliation in note 22(l).

(b)  Derivative financial instruments

      During normal course of business, CP Ships is exposed to foreign currency risk due to the payment of certain operating expenses in currencies other than CP Ships’ functional currency. The most significant non-US currency exposures are in Canadian dollars, Euros and British pounds. CP Ships makes use of derivative instruments to limit this risk.

      CP Ships enters into contracts as it deems appropriate to hedge some or all of its anticipated net currency exposures. Under Canadian GAAP, CP Ships accounts for its foreign currency derivative instruments as hedges and related exchange gains and losses are deferred until the maturity of the contract.

      Prior to 1st January 2001 for United States reporting under FASB Statement No. 52, “Foreign Currency Translation,” gains and losses on forward foreign exchange contracts associated with anticipated future transactions that do not constitute firm commitments were recognized in income as they arose. Effective 1st January 2001, CP Ships adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by FAS 137 and 138 and as interpreted by the Derivatives Implementation Group, for the purposes of presenting US GAAP financial information.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(b)  Derivative financial instruments (continued)

      FAS 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activity. Changes in the fair value of derivatives are recorded in each period in current earnings or other comprehensive income, depending on whether a derivative is designated and committed as part of a hedge transaction and, if it is, the type of hedge transaction. CP Ships uses various derivative instruments, which are designated and documented as cash flow hedges, to hedge anticipated foreign currency expenditures. These contracts provide economic hedging to CP Ships, and under Canadian GAAP payments or receipts under these contracts are recognized in income concurrently with the hedged transaction and the fair values of the outstanding contracts are not reflected in the financial statements.

      CP Ships’ forward exchange contacts that do not qualify for hedge accounting under US GAAP have been marked-to-market through earnings.

      CP Ships evaluates contracts for “embedded” derivatives, and considers whether any embedded derivatives have to be separated from the host contracts in accordance with FAS 133. Embedded derivatives may have terms that are not clearly and closely related to the terms of the host contract in which they are included. If embedded derivatives exist and are not clearly and closely related to the host contract, they are accounted for separately from the host contract as derivatives, with changes in their fair value recorded in current earnings.

      CP Ships offers to certain of its customers the option to pay trade receivables in either US Dollars or the local currency of the respective customer. These terms constitute an embedded derivative and for US GAAP are accounted for under FAS 133 which requires revaluing these derivatives to fair market value and recording a liability with the offset to net income. Prior to the implementation of FAS 133 for the purposes of presenting US GAAP information on 1st January 2001, no revaluation was made and the gain or loss was recognized upon settlement.

      The cumulative effect of the adoption of FAS 133 at the 1st January 2001 was to reduce net income before taxes under US GAAP by approximately $4 million. Application of FAS 133 to the calculation of US GAAP financial information results in the recording of pre-tax gains of $2 million for the year ended 31st December 2001.

(c)  Acquisition integration and reorganization costs

      There are differences between Canadian and US GAAP as to the timing of the recognition of certain liabilities associated with acquisition-related integration and reorganization costs. Further, under US GAAP certain of these costs are charged to the income statement rather than being allocated to the cost of the acquisition, with a consequent effect on the amount of goodwill and the subsequent annual amortization charge.

(d)  Employee future benefits — pension costs

      Effective 1st January 2000, CP Ships adopted prospectively, without restating prior years, the provisions of the new recommendations of The Canadian Institute of Chartered Accountants (“CICA”) under CICA 3461. This eliminated most differences between Canadian and US GAAP with respect to accounting for employee future benefits including pension costs.

      Prior to 2000, the principal difference between Canadian and US GAAP in accounting for pension costs was the choice of discount rate used for computing the benefit obligation and the service and interest cost components

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(d)  Employee future benefits — pension costs (continued)

of net periodic pension expense. Under Canadian GAAP, the discount rate used represented management’s best estimate of the long-term rate of return on pension fund assets, whereas under US GAAP the discount rate reflects the rate at which pension benefits can be effectively settled at the date of the financial statements.

(e)  Income taxes

      Effective 1st January 2000, CP Ships adopted, without restating prior years, the new CICA 3465, with respect to accounting for income taxes. Although now broadly the same as US GAAP, the new Canadian method uses substantively enacted, rather than enacted only, tax rates to calculate future taxes. Except for the potential difference in the tax rates to be adopted, there are no significant differences from the year 2000 between Canadian and US GAAP with respect to accounting for income taxes.

      Prior to 2000, CP Ships followed the Canadian method of accounting for income taxes, described as the deferral method, which focused on differences arising between financial statement income and taxable income. The method followed under US GAAP, described as the liability method, focuses on differences between the book and tax value of assets and liabilities.

(f)  Goodwill charges

      Under Canadian GAAP goodwill charges net of any tax effects are reported separately as a deduction from income after tax, whereas US GAAP requires goodwill charges to be reported within operating expenses and consequently they are included in the determination of operating income. Amortization expense for the years ended 31st December 2001, 2000 and 1999 under US GAAP were $14 million, $16 million and $14 million respectively.

(g)  Impairment of long-lived assets including goodwill

      Under both Canadian and US GAAP, when factors indicate a possible impairment in capital assets or goodwill, recoverability is assessed based upon a cash flow analysis. Under Canadian GAAP, the cash flow analysis includes interest expense, whereas under US GAAP interest expense is excluded. Under Canadian GAAP, an impairment loss is recognized to the extent that the asset’s carrying amount exceeds its net recoverable amount. Under US GAAP, an impairment loss is measured as the amount the carrying value exceeds the fair value of the asset. No impairment losses have been recognized by CP Ships under either Canadian or US GAAP.

(h)  Stock based compensation

      In 2001, CP Ships established stock based compensation plans, as described in note 13. Under Canadian GAAP, compensation expense is not recognized for stock options or the issuance of shares to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital. In the event options are cancelled, no adjustment is made to share capital and no expense is recognized. For US GAAP under APB 25, the difference between the market value at the date of grant and the grant price of the stock option or issuance of shares to employees is recognized as compensation expense.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(i)  Comprehensive income

      US GAAP requires the disclosure, as other comprehensive income, of changes in equity during the period from transactions and other events from non-owner sources. Canadian GAAP does not require similar disclosure. Other comprehensive income under US GAAP in these financial statements arises from foreign currency translation adjustments. A statement of comprehensive income under US GAAP for each of the years ended 31st December 2001, 2000 and 1999 is shown in note 22 (m).

(j)  Incorporated joint ventures

      US GAAP requires investments in incorporated joint ventures to be accounted for under the equity method, while under Canadian GAAP the accounts of incorporated joint ventures are proportionately consolidated. However, under rules promulgated by the SEC, a foreign registrant may, subject to the provision of additional information, continue to follow proportional consolidation for purposes of registration and other filings notwithstanding the departure from US GAAP. Consequently, the balance sheet and statements of income and cash flow for 1999 have not been adjusted to restate the accounting for the Americana Ships joint venture under US GAAP. Additional information concerning CP Ships’ interest in joint ventures is presented in note 21.

(k)     Ship leases

      Under Canadian GAAP, certain ship charters as disclosed within note 18 are accounted for as operating leases. Under US GAAP, these ships are chartered from special purpose entities which would be consolidated. This would result in assets and liabilities, expenses and cash flows relating to these ships being reported in the financial statements. The US GAAP information as at 31st December 2001, 2000 and 1999 has been changed to reflect these amounts. The impact on US GAAP earnings for the years ended 31st December 2001, 2000 and 1999 is not material as the decrease in the charter hire expense of $21 million is offset by an increase in interest and depreciation of $13 million and $8 million, respectively for each of the three years. The impact on US GAAP shareholders’ equity is an $8 million reduction for each of the three years ended 31st December 2001. This comprises an increase in capital assets of $160 million (2000 — $168 million, 1999 — $175 million), an increase in long-term debt of $165 million (2000 — $173 million and 1999 — $180 million) and an increase in accrued interest of $3 million (2000 — $3 million and 1999 — $3 million). Cash flows from operations would be increased and cash flows from financing activities would be decreased by $8 million in each of the three years ended 31st December 2001.

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(l)  Statements of consolidated income and equity

      The following is a reconciliation of net income under Canadian GAAP to net income under US GAAP:

Year ended 31st December

(US$ millions except amounts per share)	2001	2000	1999

Net income — Canadian GAAP	76	135	60
US GAAP adjustments
Dry dock accounting policy change	—	—	(2)
Derivative financial instruments	2	—	—
Unrealized gain/(loss) on foreign exchange contracts	—	(5)	6
Acquisition-related costs	(3)	(15)	(12)
Pension costs	(3)	3	1
Deferred income taxes	—	(4)	(1)
Stock based compensation	(8)	—	—
Tax effect of US GAAP adjustments	—	—	—

Income — US GAAP before cumulative effect of accounting changes	64	114	52
Cumulative effect of change in dry dock accounting policy	—	19	—
Cumulative effect of adoption of FAS 133	(4)	—	—

Net income — US GAAP	60	133	52
Other Comprehensive income
Foreign currency translation adjustments	(2)	(2)	(2)

Comprehensive income — US GAAP	$ 58	$ 131	$ 50

Earnings per common share basic ($ per share)*
Canadian GAAP	$ 0.92	$1.68	$0.76
US GAAP
Income before cumulative effect of accounting changes	$ 0.77	$1.42	$0.66
Cumulative effect of accounting changes	$(0.05)	$0.24	$ —

Basic earnings per common share after cumulative effect of accounting changes	$ 0.72	$1.66	$0.66

Earnings per common share diluted ($ per share)*
Canadian GAAP	$ 0.91	$1.68	$0.76
US GAAP
Income before cumulative effect of accounting changes	$ 0.76	$1.41	$0.66
Cumulative effect of accounting changes	$(0.05)	$0.24	$ —
Diluted earnings per common share after cumulative effect of accounting changes	$ 0.71	$1.65	$0.66

*	Earnings per common share is calculated after deduction of preference share dividends

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(l)  Statements of consolidated income and equity (continued)

    Reconciliation of equity under Canadian GAAP to equity under US GAAP:

Year ended 31st December

(US$ millions)	2001	2000	1999

Equity — Canadian GAAP	1,100	1,099	649
US GAAP adjustments
Dry dock accounting policy change	—	—	(19)
Derivative financial instruments	(2)	—	—
Unrealized gain/(loss) on foreign exchange contracts	—	—	5
Acquisition-related costs	(41)	(38)	(23)
Pension costs	3	6	3
Ship leases	(8)	(8)	(8)
Deferred income taxes	—	—	4
Tax effect of US GAAP adjustments	—	—	—

Equity — US GAAP	$1,052	$1,059	$611

(m)  Additional US GAAP disclosures

      Additional US GAAP disclosures are set out below.

Accounts receivable

Year ended 31st December

	2001	2000	1999

Trade receivables	254	283	221
Third-party agents	42	31	35
Other receivables	70	78	50

Total accounts receivable	$366	$392	$306

Trade and other payables

Year ended 31st December

	2001	2000	1999

Trade payables	174	153	45
Accrued operating expenses	246	262	274
Third-party agents	17	16	28
Other payable and accrued liabilities	68	66	68

Total accounts payable and accrued liabilities	$505	$497	$415

Restructuring

      CP Ships recorded a $19 million restructuring charge related to rationalizing organization and offices, mostly in North America and Europe to improve efficiency, reduce costs and strengthen competitive positioning. The charge is comprised $10 million in employee related charges, and $9 million in office lease related charges and is shown as a separate operating expense line within the statements of income. The employee related charges

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(m)  Additional US GAAP disclosures (continued)

represent severance and related benefits such as outplacement counselling, certain legal costs, vacation and medical coverage for terminated employees. The restructuring is expected to be complete by 31st December 2002.

      The restructuring plan identified a number of offices to be closed in various cities. The office lease related charges include the additional cost of leased office space that will no longer be occupied as well as costs required to terminate existing lease obligations.

      The following table presents a rollforward of 2001 activity related to the restructuring charges.

	Reserve as at			Reserve as at
	31st December			31st December
	2000	Pre-tax charge	Payments	2001

Employee related charges	—	10	(3)	7
Office lease related charges	—	9	(2)	7

Total	$—	$19	$(5)	$14

Stock-based compensation

      Under the CP Ships Employee Stock Option Plan (“ESOP”) and the Directors Stock Option Plan (“DSOP”) options may be granted to key employees and directors to purchase CP Ships common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised after three years and no later than ten years after the grant date.

      CP Ships applies the intrinsic value method in accounting for its options granted to employees. If CP Ships had determined compensation cost based on the fair value at the grant date for employee share options in accordance with FASB Statement No. 23, “Accounting for Stock-Based Compensation”, net income and net income per share would have changed to the pro forma amounts indicated below. CP Ships had no stock based compensation prior to 2001:

(US$ millions, except per share amounts)	2001

Net income — as reported	$ 60
Pro forma net income	$ 53
Pro forma earnings per share — basic	$0.63
Pro forma earnings per share — diluted	$0.63

      The weighted average number of shares in issue used in the above table is given in Note 15.

      The fair value of each employee grant is estimated on the date of the grant using the Black-Scholes option-pricing method with the following weighted-average assumptions used for grants made during the year ended 31st December 2001:

2001

Expected option term (years)	5
Expected volatility	30%
Risk free interest rate	3.8%
Dividend yield	2.0%

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(m)  Additional US GAAP disclosures (continued)

Goodwill

      Goodwill and accumulated amortization as at 31st December 2001, 2000 and 1999:

	2001	2000	1999

Goodwill	538	541	463
Less accumulated amortization	(68)	(54)	(38)

Net Goodwill	$470	$487	$425

Pensions

      Information about CP Ships’ defined benefit pension plans required in accordance with FASB Statement No. 132 “Employers’ Disclosures about Pension and Other Post retirement Benefits” is as follows:

	2001	2000	1999

Change in benefit obligation
Benefit obligation at beginning of year	85	59	72
Service cost	1	1	1
Interest cost	4	5	4
Plan participants’ contributions	—	1	1
Actuarial (gain)/loss	(16)	6	2
Acquisitions	—	21	1
Amendment	(2)	—	—
Disposals	—	—	(19)
Settlements	(38)	—	—
Benefits paid	(1)	(7)	(3)
Exchange Rate Fluctuation	(1)	(1)	—

Benefit obligation at end of year	$32	$85	$59

Change in plan assets
Fair value of plan assets at beginning of year	83	62	82
Actual return on plan assets	(21)	6	3
Employer contributions	2	3	1
Plan participants’ contributions	—	1	1
Settlements	(38)	—	—
Acquisitions	—	19	—
Disposals	—	—	(22)
Benefits paid	(1)	(7)	(3)
Exchange Rate fluctuations	—	(1)	—

Fair value of plan assets at end of year	$25	$83	$62

Funded status	(7)	(2)	3
Unrecognised transition (asset)/obligation	—	(1)	(1)
Unrecognised net actuarial (gain)/loss	8	5	(1)
Unrecognised prior service cost	(2)	—	—

(Accrued)/prepaid benefit cost	$(1)	$2	$1

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(m)  Additional US GAAP disclosures (continued)

	2001	2000	1999

Components of net periodic benefit cost
Service cost	1	1	1
Interest cost	4	5	3
Expected return on assets	(4)	(5)	(4)
Settlement cost on disposal	3	—	—

Net periodic benefit cost	$4	$1	$—

Weighted-average assumptions as of 31st December
Discount rate	6.5%	6.7%	6.8%
Expected return on plan assets	7.2%	6.9%	6.9%
Rate of compensation increase	4.9%	4.6%	4.5%

Software development costs

      Software development costs are capitalized in accordance with SOP 98-1, “Accounting for the costs of Computer Software Developed or obtained for internal use”. At 31st December 2001, 2000 and 1999 the net book value of software development costs included within computer hardware and software was $86 million, $36 million and $10 million respectively.

Allowance for bad debts

      The allowance for bad debts as at 31st December 2001, 2000 and 1999 was $14 million, $22 million and $12 million respectively.

(n)  Recent US GAAP pronouncements

      On 20th July 2001, the FASB issued Statement No. 141, “Business Combinations,” and Statement No. 142, “Goodwill and Other Intangible Assets,” which are required to be implemented with effect from 1st July 2001 and 1st January 2002 respectively. FAS 141 requires that all business combinations be accounted for by the purchase method. FAS 142 addresses the accounting for acquired goodwill and other intangible assets and contains certain transitional provisions which may affect classification of intangible assets, as well as the balance of goodwill. The ongoing impact will be that goodwill will no longer be amortized, but instead will be tested at least annually for impairment. The requirements of both statements apply prospectively from the effective date for the purposes of presenting US GAAP financial information. CP Ships has not yet determined what effect, if any, the impairment test will have on its financial position and results of operations. The impact of not amortizing goodwill for the year ended 31st December 2001 would have been to increase net income reported under US GAAP before the cumulative effect of accounting changes by $14 million and earnings per share by $0.18.

      FASB Statement No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets,” was issued in July 2001. This standard will be effective for CP Ships’ fiscal year beginning after 1st January 2002; however, early adoption is permitted. The standard provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The standard requires that the obligation associated with the retirement of the tangible long-lived assets is capitalized into the asset cost at the time of initial recognition. The liability is then discounted to its fair value at the time of recognition using the guidance

CP Ships Limited

Notes to the Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)

22.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(n)  Recent US GAAP pronouncements (continued)

provided by the standard. The requirements of this statement will be reflected as a cumulative effect adjustment to income for the purposes of presenting US GAAP financial information. CP Ships is assessing the impact that this new standard will have on its financial position and results of operations.

      FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued on 3rd October 2001 and will be effective for CP Ships’ fiscal year beginning 1st January 2002. The objectives of FAS 144 are to create a single accounting model, based on the framework established in FAS 121, for long-lived assets including segments of a business to be disposed of by sale, whether previously held and used or newly acquired. CP Ships is assessing the impact that this new standard will have on its financial position and results of operations.

23.     SUBSEQUENT EVENTS

      On 30th May 2002 CP Ships filed a preliminary prospectus for the issue of $                 Common Shares for approximate net proceeds of $ 95 million. In addition on the same date CP Ships authorised for issue $250 million   % Senior Notes due 2012 for net proceeds of approximately $242 million.

      On 30th May 2002 CP Ships entered into an agreement to purchase all of the issued and outstanding shares of Italia di Navigazione S.p.A. and controlling interests in, or certain assets of, sales agencies in Canada, Italy, Spain and Venezuela for $40 million.

CP Ships Limited

Consolidated Statements of Income

Unaudited	Three months ended 31st March

(US$ millions except per share amounts)	2002	2001

Revenues
Container shipping operations	578	639
Expenses
Container shipping operations	474	501
General and administrative	89	93
Depreciation	20	16
Currency exchange loss/(gain)	1	(2)

	584	608
Operating (loss)/income	(6)	31
Net interest expense	(3)	—
Income tax expense	(2)	(2)
Goodwill charges, net of tax ($0)(note 1)	—	(4)

Net (loss)/income available to common shareholders	$ (11)	$ 25

Average number of common shares outstanding (millions)	80.0	79.1
(Loss)/earnings per common share basic	$(0.14)	$ 0.32
(Loss)/earnings per common share diluted (note 2)	$(0.14)	$ 0.32

Consolidated Statements of Retained Earnings

Balance, beginning of period as previously reported	513	443
Net (loss)/income	(11)	25

	502	468
Dividend on common shares	(3)	—

Balance, 31st March	$499	$468

CP Ships Limited

Consolidated Balance Sheets

Unaudited	As at

	31st March	31st December
(US$ millions)	2002	2001

ASSETS
Current assets
Cash and cash equivalents	92	116
Accounts receivable	377	366
Prepaid expenses	46	38
Inventory	12	12

	527	532
Capital assets, at cost	1,053	1,056
Less accumulated depreciation	(268)	(261)

	785	795
Deferred charges	14	14
Goodwill (note 1)	510	510

	$1,836	$1,851

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	508	505
Long-term debt due within one year	14	15

	522	520
Long-term liabilities
Long-term debt due after one year	212	215
Future income taxes	8	8
Minority interests	8	8

	228	231
SHAREHOLDERS’ EQUITY
Common share capital	597	597
Retained earnings	499	513
Cumulative foreign currency translation adjustments	(10)	(10)

	1,086	1,100

	$1,836	$1,851

CP Ships Limited

Consolidated Statements of Cash Flow

Unaudited	Three months ended 31st March

(US$ millions)	2002	2001

Operating activities
Net (loss)/income for period	(11)	25
Depreciation and goodwill charges	20	20
Amortisation and deferred charges	1	—
Other	2	(1)

	12	44
Increase in non-cash working capital	(12)	(6)

Cash from operations before restructuring and spin-off payments	—	38
Restructuring and spin-off payments	(4)	—

Cash (outflow)/inflow from operations	(4)	38
Financing activities
Repayment of long-term debt	(4)	(3)
Deferred charges	(1)	—
Increase in loans from former affiliated companies	—	45
Dividend paid	(3)	—

Cash (outflow)/inflow from financing activities	(8)	42
Investing activities
Additions to capital assets	(16)	(109)
Proceeds from disposal of capital assets	4	4

Cash (outflow) from investing activities	(12)	(105)
(Decrease) in cash and cash equivalents*	(24)	(25)
Cash and cash equivalents at beginning of period	116	122

Cash and cash equivalents at end of period	$ 92	$ 97

*	Cash and cash equivalents comprises cash and temporary investments with a maximum maturity of three months.

CP Ships Limited

Notes to Consolidated Financial Statements

(Unless otherwise indicated, all amounts are shown in US$ millions)
Unaudited

1.     ACCOUNTING POLICIES

      These consolidated financial statements have been prepared using accounting policies that are consistent with the policies used in preparing the 2001 annual consolidated financial statements, except as noted below, and should be read in conjunction with the annual financial statements contained in the CP Ships Limited (“CP Ships”) Annual Report.

Goodwill and other intangible assets

      Effective 1st January 2002, CP Ships prospectively adopted the new recommendations of The Canadian Institute of Chartered Accountants (“CICA”) with respect to accounting for goodwill and other intangible assets. Under the new method, goodwill is not amortized but is subject to an annual impairment test. Under the old method, goodwill was amortized over 35 years. CP Ships is in the process of determining whether or not any goodwill is subject to impairment under the new standard and will complete the process before 30th June 2002. The impact of not amortizing goodwill in the first quarter of 2001 would have been to increase net income by $4 million to $29 million from $25 million and would have increased basic and diluted earnings per share by $0.05.

Foreign currency translation

      Effective 1st January 2002, CP Ships adopted, retroactively, the new recommendations of the CICA with respect to accounting for foreign currency translation adjustments. The new rules no longer require the deferral and amortization of foreign exchange gains and losses on long-term debt. As the majority of CP Ships’ debt is denominated in US Dollars, this change has not had a material effect on its financial statements.

Stock based compensation

      Effective 1st January 2002, CP Ships prospectively adopted the new recommendations of the CICA with respect to accounting for stock-based compensation and other stock-based payments. The new recommendations require compensation expense to be calculated using the fair value method and either expensed to income or the effect disclosed in the notes to the financial statements. As permitted under the new standard, CP Ships will not account for stock based compensation using the fair value method but will disclose the effect of using this alternative method of accounting for such stock-based compensation plans.

2.     EARNINGS PER SHARE

      The basic and diluted earnings per share figures for the three months ended 31st March 2001 have been restated as if the shares and options outstanding at 1st October 2001, the date upon which CP Ships became a public company, had been in place for the three months ended 31st March 2001.

Three months ended 31st March

(Millions of shares)	2002	2001

Weighted average number of common shares outstanding
— basic earnings per share	80.0	79.1
Effect of diluted securities — stock options	1.2	0.1

Weighted average number of common shares outstanding
— diluted earnings per share	81.2	79.2

CP Ships Limited

Notes to Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)
Unaudited

3.     SEGMENT INFORMATION

Three months ended 31st March

(US$ millions)	2002	2001

Revenues
TransAtlantic	288	335
Australasia	120	131
Latin America	50	60
Asia	103	88
Other	17	25

Total Revenues	$578	$639

Expenses
TransAtlantic	280	317
Australasia	123	128
Latin America	44	56
Asia	122	87
Other	15	20

Total Expenses	$584	$608

Operating (loss)/income
TransAtlantic	8	18
Australasia	(3)	3
Latin America	6	4
Asia	(19)	1
Other	2	5

Operating (loss)/income	$ (6)	$ 31

4.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES

      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ in certain respects from United States generally accepted principles (“US GAAP”). Except as noted below, the differences are described in the CP Ships Limited Annual Report. Certain additional disclosures for interim financial statements prepared under US GAAP have not been provided because they are not required.

(a)  Capitalized interest

      Under Canadian GAAP, CP Ships does not capitalize interest. US GAAP requires interest incurred as part of the cost of constructing assets to be capitalized. The amount of interest capitalized for US GAAP in the three months ended 31st March 2002 was $1 million (three months ended 31st March 2001: $0).

CP Ships Limited

Notes to Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)
Unaudited

4.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(b)  Statements of consolidated income and equity

      The following is a reconciliation of net income under Canadian GAAP to net income under US GAAP:

Three months ended 31st March

(US$ millions except earnings per share)	2002	2001

Net income — Canadian GAAP	(11)	25
US GAAP adjustments
Derivative financial instruments	—	2
Unrealised gain on foreign exchange contracts	4	—
Acquisition-related costs	(1)	(4)
Pension costs	—	(1)
Capitalised interest	1	—
Tax effect of US GAAP adjustments	—	—

Income — US GAAP before cumulative effect of accounting changes	(7)	22
Cumulative effect of adoption of FAS 133	—	(4)

Net income — US GAAP	(7)	18
Other Comprehensive income
Foreign currency translation adjustments	—	(1)

Comprehensive income — US GAAP	$ (7)	$ 17

Earnings per common share basic ($ per share)
Canadian GAAP	$(0.14)	$ 0.32
US GAAP
Income before cumulative effect of accounting changes	$(0.09)	$ 0.28
Cumulative effect of accounting changes	$ —	$(0.05)

Basic earnings per share	$(0.09)	$ 0.23

Earnings per common share diluted ($ per share)
Canadian GAAP	$(0.14)	$ 0.32
US GAAP
Income before cumulative effect of accounting changes	$(0.09)	$ 0.28
Cumulative effect of accounting changes	$ —	$(0.05)

Diluted earnings per share	$(0.09)	$ 0.23

CP Ships Limited

Notes to Consolidated Financial Statements (Continued)

(Unless otherwise indicated, all amounts are shown in US$ millions)
Unaudited

4.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE UNITED STATES (Continued)

(b)  Statements of consolidated income and equity (continued)

      Reconciliation of equity under Canadian GAAP to equity under US GAAP:

As at

	31st March	31st December
(US$ millions)	2002	2001

Equity — Canadian GAAP	1,086	1,100
US GAAP adjustments
Derivative financial instruments	2	(2)
Acquisition-related costs	(42)	(41)
Pension costs	3	3
Capitalized interest	1	—
Ship leases	(8)	(8)
Tax effect of US GAAP adjustments	—	—

Equity — US GAAP	$1,042	$1,052

(c)     Recent US GAAP pronouncements

      In April 2002, the FASB issued Statement-No 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This standard will require gains and losses from extinguishment of debt to be classified as extraordinary items only if they meet the criteria of unusual and infrequent in Opinion 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. FAS 145 is effective for fiscal years beginning after 15th May, 2002; however, certain sections are effective for transactions occurring after 15th May, 2002. CP Ships is assessing the impact that this new standard will have on its financial position and results of operations.

5.     SUBSEQUENT EVENTS

      On 30th May 2002, CP Ships filed a preliminary short form prospectus for the issue of Common Shares for approximate net proceeds of $95 million. In addition, CP Ships announced a proposed private placement of $250 million of           senior notes due 2012 for net proceeds of approximately $242 million.

      On 30th May 2002 CP Ships entered into an agreement to purchase all of the issued and outstanding shares of Italia di Navigazione S.p.A. and controlling interests in, or certain assets of, sales agencies in Canada, Italy, Spain and Venezuela for $40 million.